                                                      Exhibit 10.19
                                                      **** denotes information
                                                      omitted pursuant to a
                                                      request for confidential
                                                      treatment under Rule 406.


                     COLLABORATION AND DEVELOPMENT AGREEMENT

      Collaboration and Development Agreement (this "AGREEMENT") made as of March __, 2005, by and between VALERA PHARMACEUTICALS, INC., a Delaware corporation, with its principal offices at 8 Clarke Drive, Cranbury, New Jersey 08512 ("Valera") and ALPEX PHARMA S.A., a Switzerland Societe Anonyme with its principal offices at via Cantonale, Mezzovico-Vira, Switzerland ("Alpex"). Valera and Alpex are sometimes referred to herein individually as a "Party" and collectively as the "Parties").

                                   BACKGROUND

      The following sets forth the background for this Agreement:

      Alpex conducts pharmaceutical research and development and develops, acquires, and licenses proprietary drug delivery technologies that have application to a variety of pharmaceutical products, including fast-melt drug formulation processes and techniques applicable to pharmaceutical compounds including the Product (as hereinafter defined).

      Valera, among other things, conducts marketing, sales, and distribution of pharmaceutical products for the treatment of a variety of disorders.

      Valera and Alpex share a mutual interest in a collaboration aimed at the further development and commercialization of the Product incorporating Alpex Intellectual Property (as hereinafter defined).

      Valera and Alpex intend to utilize their capabilities, capitalize on each other's expertise, and put forth commercially reasonable efforts to achieve the objectives of this collaboration.

      NOW, THEREFORE, in consideration of the mutual promises, covenants, agreements, representations and warranties hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

      "AB RATED EQUIVALENT" means a product which has been approved by the FDA with an approved drug application that contains adequate scientific evidence establishing the bioequivalence of the Product to be developed pursuant to this Agreement to the applicable referenced brand product.

      "AFFILIATE" means any entity that directly or indirectly Owns, is Owned by, or is under common Ownership with a Party to this Agreement. "Owns" or "Ownership" means direct or indirect possession of more than fifty percent (50%) of the votes of holders of a corporation's voting securities or a comparable equity interest in any other type of entity.

      "AGENCY" means the FDA or any successor governmental regulatory authority responsible for granting approvals for the sale of the Product in the Territory.

      "AGREEMENT" means this Agreement, together with all exhibits and attachments.

      "ALPEX IMPROVEMENTS" means any improvements to the Alpex Platform Patents and Alpex Know-How, in each case owned by Alpex as of the date hereof, that are conceived, created, developed, and/or otherwise invented by Alpex, by Valera, or jointly by Alpex and Valera, under the Research and Development Plans pursuant to this Agreement.

      "ALPEX INTELLECTUAL PROPERTY" means the Alpex Patents, Alpex Improvements, and the Alpex Know-how.

      "ALPEX KNOW-HOW" means Technical Information owned, developed, or Controlled by Alpex as of the date of this Agreement or during the Term of this Agreement, including, without limitation, the Platform Technology, concerning the development, manufacture, production, quality control, storage, distribution, and sale of the Product.

      "ALPEX PATENTS" means any valid claim of any Alpex Platform Patent or any Patents and patent applications based on Alpex Improvements as set forth in Annex C.

      "ALPEX PLATFORM PATENTS" means Patents and applications therefor relating to the Platform Technology issued based on a patent application previously or hereafter filed by or on behalf of Alpex or subsequently assigned, licensed, or granted to, or acquired by Alpex relating to the Platform Technology as set forth in Annex C.

      "ANDA" means an "abbreviated new drug application," as defined in the United States Food, Drug, and Cosmetic Act, as amended, and applicable FDA rules and regulations.

      "ARTICLE" means any article of this Agreement.

      "BANKRUPTCY EVENT" has the meaning set forth in Section 13.5(b).

      "BUSINESS DAY" means a day other than a Saturday, Sunday or day on which banking institutions are not required to be open in New Jersey.

      "CLINICAL STUDIES" means all the studies of the intake of the Product on humans such as pivotal and non-pivotal bioequivalence or clinical studies performed by Valera for any purpose including without limitation for purposes of obtaining Regulatory Approval in the Territory, taste, and marketing of the Product.

       "COMPETING PRODUCT" means in relation to a compound a bona fide ongoing project being conducted or to be conducted by or on behalf of Alpex to apply the Alpex Know-How to such compound: (a) pursuant to a written agreement between Alpex and a Third Party, (b) which project has commenced and is in circumstances where Alpex is engaged in bona fide discussions with a Third Party with a view to entering into such an agreement or an agreement for further development or commercialization of such compound, or (c) which is being conducted by Alpex or an Affiliate of Alpex with a bona fide view to commercialization of such product by Alpex, its Affiliates, or other licensees.

      "CONFIDENTIAL INFORMATION" has the meaning set forth in Section 10.1.

      "CONTROL" means, with respect to an item of information or intellectual property right, the possession of the ability to grant a license or sublicense as provided for herein under such item or right without violating the terms of any agreement or other arrangement, express or implied, with any Third Party.

      "DEFAULT" means the material breach of a material term of this Agreement.

      "DISCONTINUED PRODUCT" has the meaning set forth in Section 4.5(a).

      "DISPUTE" has the meaning set forth in Section 14.3(b).

      "FDA" means the United States Food and Drug Administration, or any successor thereto.

      "FISCAL QUARTER" means each period of three (3) months ending on March 31, June 30, September 30, or December 31.

      "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, with respect to Valera, and in Switzerland, with respect to Alpex.

      "IMPROVEMENT" means, as to the Product, any improvement, line extension, or modification (including in any such case whether to the same active ingredient molecule comprising the Product or to the same active ingredient molecule in conjunction with other active ingredient molecules comprising the Product in such combination), superior development of the Product, and/or delivery technologies (for example, faster onset of action), and other enhancements to the Product or any non-AB Rated Equivalent of the Product.

      "INDEMNIFIED PARTY" and "INDEMNIFYING PARTY" have the meanings set forth in Section 12.2.

      "LAUNCH" means the date of first commercial shipment of the Product by Valera, its Affiliates, distributors, or sublicensees to Third Party customers in the Territory after receipt of Regulatory Approval for the Product from the FDA or other relevant Agency, as may be necessary in the Territory.

      "LOSS" has the meaning set forth in Section 12.1.

      "MANUFACTURING AND SUPPLY AGREEMENT" means an agreement to be entered into between Valera and Alpex to set forth the circumstances, terms, and conditions under which Alpex shall manufacture the Products for sale by Valera in the Territory.

      "NDA" means a "new drug application," as defined in the United States Food, Drug, and Cosmetic Act, as amended (the "Act"), and applicable FDA rules and regulations, including an application of the type described in Section 505(b)(2) of the Act.

      "NET SALES" means the total gross proceeds to Valera on sales to Third Parties representing sales actually collected by Valera and its Affiliates of the Product in the Territory, less deductions for the following to the extent actually paid or allowed with respect to the Product sales:

            (a) sales and excise taxes and duties (including import duties) paid or allowed by a selling party and any other governmental charges imposed upon the manufacture or sale of the Product, after giving effect to any rebates or refunds relating to such taxes or duties received by Valera;

            (b) rebates and chargebacks (including rebates to social and welfare systems) actually paid;

            (c) allowances, chargebacks, and credits to Third Parties on account of rejected, damaged, outdated, returned, withdrawn, or recalled Product or on account of retroactive price reductions affecting the Product; and

            (d) amounts paid to Third Parties on account of rebate payments, including Medicaid rebates.

      Taxes, the legal incidence of which is on the purchaser and separately shown on Valera's or its Affiliates' invoices, and transportation, insurance and postage charges, if prepaid by Valera or its Affiliates and billed on Valera's or its Affiliates' invoices as a separate item, shall not be considered a component of Net Sales. Components of Net Sales shall be determined in the ordinary course of business in accordance with Valera's historical practice and using the accrual method of accounting in accordance with GAAP.

      The supply of the Product as commercial samples or for use in Clinical Studies shall not be included within the computation of Net Sales. Where (i) the Product is sold by Valera or an Affiliate as one of a number of items without a separate price; or (ii) the consideration for the Product shall include any non-cash element; or (iii) the Product is transferred by Valera or an Affiliate in any manner other than an invoiced sale, the Net Sales price applicable to any such transaction shall be deemed to be Valera's average Net Sales price for the applicable quantity of Products to the relevant class of customers at that time in the Territory.

      For purposes of Sections 4.5(d) and 6.5, Net Sales shall refer to sales by Alpex to Third Parties.

      "PATENTS" means all valid claims in all patent applications, and all continuing and divisional patent applications, continuations-in-part and reissue applications claiming priority to such applications and all patents issuing therefrom in the Territory together with all re-examinations and foreign equivalents of any of the foregoing.

      "PLATFORM TECHNOLOGY" means the technology developed and owned by Alpex as of the date hereof relating to fast-melt drug formulation processes and techniques.

      "PRODUCT" means the finished pharmaceutical form of Desmopressin Acetate manufactured by Alpex for Valera.

      "PRODUCT PATENT" means Patents and applications therefore issued based on a patent application previously or hereafter filed relating to the Product, including finished dosage form and its manufacture, or improvements thereof.

      "PRODUCT SUCCESS CRITERIA" means, with respect to the Product, those criteria agreed between the Parties and set forth in the Research and Development Plan.

      "PRODUCT TERMINATION NOTICE" has the meaning set forth in Section 4.5(a).

      "REGULATORY APPROVAL" means the Product license or marketing approval necessary as a prerequisite for marketing the Product in a country of the Territory.

      "RESEARCH AND DEVELOPMENT PLAN" means the development program for the Product as provided in Section 4.1 hereof.

      "SECTION" means any section of this Agreement.

      "TECHNICAL INFORMATION" means all techniques and data and other know-how and technical information, including inventions (including patentable inventions), practices, methods, concepts, know-how, trade secrets, documents, computer data, source code, apparatus, clinical and regulatory strategies and data, test data, analytical and quality control data, manufacturing data or descriptions, development information, drawings, specifications, designs, plans, proposals and technical data and manuals and all other proprietary information concerning the development, manufacture, production, quality control, storage, distribution and sale of the Product.

      "TERM" means the period of time specified in Section 2.3.

      "TERRITORY" means the United States, Canada, Mexico, and all of their states, territories and possessions.

      "THIRD PARTY" means any entity other than Alpex or Valera.

                                   ARTICLE II
               OWNERSHIP OF INTELLECTUAL PROPERTY; LICENSE GRANTS

            2.1.  OWNERSHIP OF INVENTIONS.

                  (A) Except as provided in Sections 2.2 and 2.3 below Alpex shall own all right, title, and interest in and to the Alpex Intellectual Property.

                  (B) To the extent Valera obtains any right, title, or interest in any intellectual property or Technical Information with respect to the Platform Technology, Valera hereby assigns, and, to the extent such assignment cannot be made at present, agrees promptly to assign, to Alpex all of Valera's right, title, and interest in and to the same. Without limiting the foregoing, with respect to any patent applications included in Alpex Patents and in which Valera employees or consultants are named as inventors, Valera shall, and shall use reasonable efforts to cause such employees and consultants to, at Alpex's expense, cooperate in the filing, prosecution, and maintenance of such Alpex Patents, including making any assignments as Alpex may reasonably deem necessary, joining in any applications for letters patent on any invention deemed patentable included in such Alpex Patents, taking all steps as reasonably requested by Alpex to prosecute all pending and new patent applications included within such Alpex Patents, and responding to oppositions, nullity actions, re-examinations, revocation actions, and similar proceedings filed by Third Parties against the grant of letters patent for such applications.

                  (C) Valera shall own all right, title, and interest in and to the Product and Product Patents in the Territory. Alpex shall own all right, title, and interest in and to the Product Patents outside of the Territory.

                  (D) To the extent Alpex obtains any right, title, or interest in any intellectual property or Technical Information with respect to the Product or Product Patents in the Territory, Alpex hereby assigns, and, to the extent such assignment cannot be made at present, agrees promptly to assign, to Valera all of Alpex's right, title, and interest in and to the same. Without limiting the foregoing, with respect to any patent applications included in Product Patents and in which Alpex employees or consultants are named as inventors, Alpex shall, and shall use reasonable efforts to cause such employees and consultants to, at Valera's expense, cooperate in the filing, prosecution, and maintenance of such Product Patents in the Territory, including making any assignments as Valera may reasonably deem necessary, joining in any applications for letters patent on any invention deemed patentable included in such Product Patents, taking all steps as reasonably requested by Valera to prosecute all pending and new patent applications included within such Product Patents, and responding to oppositions, nullity actions, re-examinations, revocation actions, and similar proceedings filed by Third Parties against the grant of letters patent for such applications.

            2.2.  LICENSE GRANT

                  (A) Subject to the terms and conditions of this Agreement, Alpex hereby grants to Valera, and Valera hereby accepts from Alpex, a sole and exclusive, royalty-bearing right and license, including the right to sublicense, under and to Alpex Intellectual Property to use, import, export, sell, offer to sell and otherwise commercialize the Product in the Territory.

                  (B) In the event Alpex is not able to provide Valera with the requested amounts of the Product pursuant to the terms and conditions of the Manufacturing Agreement (including without limitation the price, forecast and ordering terms) Valera will have the right to have Product made for Valera by a Third Party. This have made right shall extend to the amounts and time periods as to which Alpex is not able to supply Product to Valera and shall not constitute a license to any Third Party to make or sell Products to a party other than Valera; provided, however, that Alpex shall not bring any action against such a Third Party for making Product for Valera for amounts and time periods for which Alpex is not able to supply Product to Valera.

                  (C) Upon the expiration of the Agreement, Valera shall have a fully paid-up, perpetual, royalty-free, non-exclusive, irrevocable license, including the right to sublicense, under and to Alpex Intellectual Property to make, have made, use, import, export, sell, offer to sell and otherwise commercialize the Product in the Territory;

                  (D) Subject to the terms and conditions of this Agreement, Valera hereby grants to Alpex, and Alpex hereby accepts from Valera, a non-exclusive, royalty-free right and license, under and to the Valera Product Patents to make, use and sell the Product to Valera in the Territory as provided for herein, and for its own account as provided for in Sections 4.5 and 6.5 hereof.

            2.3. MAINTENANCE OF RECORDS. Each Party shall maintain full and accurate records concerning their activities under this Agreement for the purpose of documenting any intellectual property developed hereunder. Such records shall be maintained for the later of either three (3) years after the end of the Term or for the pendency of any patent application covering any such Intellectual Property.

            2.4.  CERTAIN RIGHTS; NO IMPLIED LICENSES

                  (A) The Parties acknowledge and agree that the licenses granted by Alpex to Valera pursuant to Section 2.2 are limited solely to enable Valera to use, import, export, sell, offer to sell and otherwise commercialize the Product in the Territory and Alpex does not hereby grant to Valera a license to any Alpex Intellectual Property outside the Territory or for any other purpose in the Territory.

                  (B) Except as otherwise provided in this Agreement, under no circumstances shall a Party as a result of this Agreement obtain any ownership interest or other right in any technology, know-how, trade secrets, patents, pending patent applications, products, or other Technical Information of the other Party, including items owned, Controlled, developed by the other, or transferred by the other to such Party at any time pursuant to this Agreement.

                                   ARTICLE III
                            OVERVIEW OF COLLABORATION

            3.1. SCOPE OF COLLABORATION. The Parties shall work together to research and develop the Product pursuant to this Agreement. All such research and development work shall be conducted under Alpex's direction and shall be allocated between the Parties according to the Research and Development Plan (as further described in Article IV hereof) included as Exhibit A to this Agreement.

            3.2. RECORDKEEPING. Each Party shall record, to the extent practical, all Technical Information relating to its research and development activities under the Research and Development Plan in written form, which writing shall be consistent with standard practices of each Party and what is normal and customary in the pharmaceutical industry in the United States or as may be required by applicable law or regulation. All such written records of the Parties shall be maintained in a form sufficient to satisfy all Agencies.

                                   ARTICLE IV
                            RESEARCH AND DEVELOPMENT

            4.1. RESEARCH AND DEVELOPMENT PLAN. The Research and Development Plan for the Product (including tasks, allocation of responsibilities, estimated development timelines, and estimated development budgets) is set forth on Exhibit A. The Parties may periodically modify the Research and Development Plan, within the scope of and in a manner consistent with this Agreement, further detail the responsibilities of each Party within the general scope of responsibilities set forth herein, and revise the Research and Development Plan accordingly. The Parties acknowledge that the timelines, dates and budgeted costs set forth in the Research and Development Plan are good faith estimates. However, in the event that an estimated development timeline will not be met, the Party with responsibility for meeting that timeline shall notify the other Party and the Parties shall work together in good faith to bring the project back on schedule. Each Party shall be responsible for its own cost overruns, if any.

            4.2.  JOINT OBLIGATIONS.

                  (A) Each Party will fund its own costs and expenses in the performance of its research and development obligations provided pursuant to this Agreement and the Research and Development Plan.

                  (B) Parties shall keep each other fully informed of the status of the development of the Product including, without limitation, providing written reports as requested throughout the performance of the Research and Development Plan, stating in reasonable detail all efforts made and in process, and all significant progress achieved.

                  (C) The Parties will each designate a primary project contact with respect to the Product throughout the performance of the Research and Development Plan.

            4.3.  ALPEX OBLIGATIONS.

                  (A) Alpex shall use commercially reasonable efforts to diligently perform its obligations under this Agreement, including, without limitation, those set forth in the Research and Development Plan, all in accordance with all applicable laws, ordinances, rules, regulations, orders, licenses and other requirements now or hereafter in effect.

                  (B) Alpex shall make available to Valera all Alpex Intellectual Property and Technical Information and assistance as may reasonably be necessary for Valera's development, submission for applicable Regulatory Approval, and commercialization of the Product, including formulation and process development, development of stability indicating methods (including methods for dissolution, assay and stability), and achievement of stability under accelerated stability conditions for two months or under ambient conditions for six months, stability data, methods validation, formulation trials, in-process and finished Products specifications, Product development reports for the Product, and identification and sourcing of any excipients used in the formulation of the Product, all as more particularly described herein and in the Research and Development Plan.

                  (C) Alpex shall maintain records in sufficient detail and otherwise in accordance with good laboratory practices or current good manufacturing practices, as the case may be, and as are required to properly reflect, and will document in a manner appropriate for purposes of supporting any Agency filings, and pre-approval inspections, all work done and results achieved by Alpex in the performance of the Research and Development Plan (including all data in a form required under any applicable governmental regulations). Subject to the confidentiality provisions of Article X hereof, Alpex shall provide Valera with copies of all such records relating to the Product.

            4.4.  VALERA OBLIGATIONS.

                  (A) Valera shall use commercially reasonable efforts to diligently perform its obligations under this Agreement, including, without limitation, those set forth in the Research and Development Plan, all in accordance with all applicable laws, ordinances, rules, regulations, orders, licenses and other requirements now or hereafter in effect.

                  (B) Valera shall maintain records in sufficient detail and otherwise in accordance with good laboratory practices, good clinical practices, or current good manufacturing practices, as the case may be, and as are required to properly reflect, and will document all work done and results achieved in the performance of the Research and Development Plan including all records of any Clinical Studies. Subject to the confidentiality provisions of Article X hereof, Valera shall provide Alpex with the right to inspect such records relating to the Product.

                  (C) Valera shall keep Alpex fully informed as to the continuing status of its Clinical Studies and development efforts for the Product pursuant to the Research and Development Plan, including the status of the preparation and filing of any Regulatory Approvals with applicable Agencies as well as the anticipated Launch of the Product and the status of the conduct and completion of Clinical Studies. In connection therewith, Valera shall provide to Alpex quarterly reports during the Term, stating in reasonable detail all efforts made and in process, and significant progress achieved. In addition, Valera shall promptly communicate to Alpex any material issues or problems. Valera shall include in such reports information concerning the status of the regulatory filings for the Product in the Territory and shall notify Alpex of the substance of all material written communications with any Agencies relating to the Product.

                  (D) Valera will provide Alpex, at no cost other than routine costs of photocopy and shipping, all Valera documentation with respect to the Product and Clinical Studies as may be requested by Alpex including without limitation all documentation necessary for the purpose of Alpex obtaining marketing approval for the Product outside of the Territory. Such documentation will be provided to Alpex at Valera's facility or an Alpex facility as designated by Alpex.

            4.5.  DISCONTINUATION OF THE PRODUCT.

                  (A) Valera may terminate the continuation of the obligations of Alpex and Valera relating to the Product if Valera in its sole discretion should it determine that the development and/or commercialization of the Product has been impaired due to (i) difficulties in the development and/or formulation of the Product, (ii) unfavorable action by the FDA relating to the Product,
(iii) the likelihood of failing to obtain applicable Agency approvals for the Product (regardless of further steps or submissions that could be made), (iv) concerns with possible infringement claims of Third Parties relating to the Product, and (v) unfavorable market conditions for the Product, including, without limitation, the entry of other competing products and/or price erosion. Upon making such a determination, Valera shall provide written notice to Alpex (a "Product Termination Notice"), which shall provide in reasonable detail the basis on which Valera has elected to discontinue and terminate any further continued efforts relating to the Product (a "Discontinued Product").

                  (B) Upon provision of a Product Termination Notice, (i) the licenses granted to Valera pursuant to Section 2.2 hereof with respect to the Discontinued Product shall terminate and (ii) Valera shall pay to Alpex all accrued license and milestone payments earned by Alpex up to the date of such termination but not previously paid that relate to the Discontinued Product. Other than as provided in Section 4.5(c) and Section 13.6 hereof, Valera shall have no further obligations to Alpex under this Agreement relating to the Discontinued Product including, without limitation, any milestone or royalty payment obligations.

                  (C) In the event that Alpex elects to continue or resume the development, commercialization or sale, alone or with others, of a Discontinued Product, then (i) it shall reimburse Valera for all development costs and raw material costs associated therewith that were previously incurred by Valera, including any license or milestone payments received from Valera pursuant to
Article VIII hereof ("Development Reimbursement"), and (ii) Valera shall (A) deliver and assign to Alpex all Technical Information, test data, bioequivalence study results, regulatory filings, Regulatory Approvals, pending patent applications, reports, records, and materials in Valera's possession or control that relate to the Discontinued Product, and (B) return to Alpex all relevant records and materials in Valera's possession or control containing Confidential Information of Alpex that relate to the Discontinued Product.

                  (D) If Alpex elects to pursue development of the Discontinued Product (i) in the Territory, then Alpex's payment of the Development Reimbursement to Valera shall be made in monthly installments over a period of time equivalent to the period from the date of Valera's first milestone payment in respect of the Discontinued Product to the date of the Product Termination Notice, (ii) outside the Territory, then Alpex's payment of the Development Reimbursement shall be limited to payment by Alpex of 6% of the Net Sales of the Product made by Alpex anywhere in the world. The payments provided for in (i) and (ii) of the preceding sentence shall both be made, as applicable, until such time as Valera has received the entire reimbursement amount.

                                    ARTICLE V
                          MANUFACTURING OF THE PRODUCT

            5.1. MANUFACTURING OF THE PRODUCT. Alpex shall manufacture and supply sufficient quantities of the Product for the Clinical Trials and commercial sale in the Territory to meet Valera's needs during the Term in accordance with current good manufacturing practices (cGMP). Prior to Launch of the Product, Alpex and Valera shall use their best efforts to enter into a Manufacturing and Supply Agreement on terms agreed in good faith on the basis of the principles set forth in Exhibit B hereto.

                                   ARTICLE VI
                         HEALTH REGISTRATION OBLIGATION

            6.1. REGULATORY APPROVALS. Valera shall use its commercially reasonable efforts to prepare, file, and prosecute all Agency filings and applications to obtain all Regulatory Approvals for the Product in each country of the Territory which are required to sell, use, and market the Product in the Territory, all at Valera's sole expense. Valera shall own all right, title, and interest in any FDA or other Regulatory Approvals which are obtained for the Product, including all data generated in the course of Clinical Trials and all applications and data submitted to the FDA or other Agency.

            6.2. MAINTENANCE OF REGULATORY APPROVALS. Valera shall use commercially reasonable efforts to maintain the Regulatory Approvals for use, sale and marketing of the Product in each country of the Territory at Valera's sole expense.

            6.3. ALPEX ASSISTANCE. Alpex shall provide such assistance to Valera in obtaining and maintaining Regulatory Approvals in the Territory as reasonably requested by Valera.

            6.4. TIMING OF AGENCY FILINGS. Valera shall use commercially reasonable efforts to file an NDA or ANDA, as determined in the sole discretion of Valera, to seek Regulatory Approval to use and sell the Product in the Territory upon satisfaction of the Product Success Criteria within six (6) months after such satisfaction; provided, however, that if in Valera's reasonable determination there shall exist in the Territory a patent or other intellectual property of a Third Party that would prevent or substantially impair the manufacture, use, sale, offer for sale, or importation by or on behalf of Valera of the Product, then Valera may in its discretion elect not to file for Regulatory Approval until the date that is six (6) months after the expiry of such patent or other right.

            6.5. FAILURE TO FILE NDA OR ANDA. In the event Valera fails to file an NDA or ANDA within six (6) months after satisfaction of the Product Success Criteria, the license granted by Alpex to Valera pursuant to Section 2.2 relating to the Product shall, at the election of Alpex by 60 days written notice to Valera, during which time Valera shall be entitled to cure such failure, become a non-exclusive, perpetual, royalty-free license in the Territory upon Alpex's election and Alpex's reimbursing Valera all milestone payments received for the Product up to the date of such election ("Milestone Reimbursement"), provided that if Alpex elects to pursue commercialization of the Product (i) in the Territory then Alpex's payment of the Milestone Reimbursment shall be made in monthly installments over a period of time equivalent to the period from the date of Valera's first milestone payment in respect of the

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Product in question to the effective date of the conversion of Valera's license into a royalty-free non-exclusive license and (ii) outside the Territory, then Alpex's payment of the Milestone Reimbursment shall be limited to 6% of the Net Sales of the Product by Alpex anywhere in the world. The payments provided for in (i) and (ii) of the preceding sentence shall both be made, as applicable, until such time as Valera has received the Milestone Reimbursement.

                                   ARTICLE VII
                        MARKETING AND SALE OF THE PRODUCT

            7.1.  MARKETING AND SALE OF THE PRODUCT.

                  (A) Upon the Launch of the Product, Valera, either itself or through its Affiliates, or distributors, shall use its commercially reasonable efforts to market, distribute, and sell the Product in the Territory and shall exercise such diligence in this regard as shall be reasonable in light of the size of the market and potential market for the Product and in a manner consistent with which it markets other Valera products of comparable market size in the particular country of the Territory.

                  (B) Valera shall control and make all decisions regarding the strategy and tactics of marketing, selling, and otherwise commercializing the Product, including, without limitation, the method of sales and distribution, organization and management of sales and marketing, packaging and labeling, appointment of distributors pursuant to Section 7.2, and other terms and conditions for such sales and marketing, and shall exercise commercially reasonable efforts in such regard to maximize the economic opportunity for the Product.

            7.2. DISTRIBUTORS; SUBLICENSEES. Valera may designate and appoint one or more Third Parties to act as its agent(s) or sublicensees in connection with the marketing, sale and distribution of the Product in the Territory.

            7.3. REGULATORY COMPLIANCE. Valera shall use commercially reasonable efforts to comply with applicable regulations regarding procedures for reporting to appropriate Agencies in the Territory, and to report, investigate, issue responses and execute any corrective action plan to post-marketing Product complaints/field reports in a timely manner in accordance with applicable regulations.

            7.4. SALES WITHIN THE TERRITORY. Alpex shall not, and Alpex shall use commercially reasonable efforts to cause its Affiliates or licensees not to, directly or indirectly, without the prior written consent of Valera, sell the Product inside the Territory, or knowingly manufacture, supply or sell the Product to any Person outside the Territory for resale or use inside of the Territory.

            7.5. NO COMPETING PRODUCTS. Alpex shall not, and shall cause its Affiliates or licensees not to, directly or indirectly, jointly or in conjunction with any other Person, whether as principal, agent, shareholder, employee, independent contractor, or in any other manner whatsoever, develop, market, distribute or sell in the Territory any products that contain the same active ingredient as that which is contained in the Product, during the Term.

            7.6. NO RESTRICTIONS ON BUSINESS. Alpex agrees that Valera is in the business of developing, and selling pharmaceutical products and that nothing in this Agreement shall be construed as restricting such business or imposing on Valera the duty to develop, register, market, and/or to sell the Product hereunder to the exclusion of or in preference to any other product or otherwise preclude Valera from developing or practicing any Valera Intellectual Property or developing pharmaceutical products which are independent of the Alpex Intellectual Property. Correspondingly, except as expressly set forth herein, nothing herein shall be construed as restricting the business of Alpex.

                                  ARTICLE VIII
               MILESTONES, FEES, AND ROYALTY PAYMENTS; ACCOUNTING

            8.1.  MILESTONES.

                  (A) In consideration of Alpex's commitment to provide its research and development obligations as provided herein, including, without limitation, under the Research and Development Plan, Valera agrees to pay to Alpex, for the Product developed hereunder, the following one-time milestone payments:

                        (I)   **** upon execution of this
Agreement, such payment being intended to cover in advance feasibility studies and analytical work by Alpex for the Product;

                        (II)  **** within thirty (30) days of
completion of Phase II of the Research and Development Plan for the Product;

                        (III) **** within thirty (30) days of
completion of Phase IV of the Research and Development Plan for the Product; and

                        (IV)  **** within thirty (30) days of
completion of Phase VI of the Research and Development Plan for the Product.

                  (B) Notwithstanding anything to the contrary contained herein, in the event Valera exercises its right to terminate the continued development and commercialization of the Product pursuant to Sections 13.2 or 13.3 hereof prior to the achievement of any or all of the applicable milestones provided in
Section 8.1 relating to the Product, Valera shall be required to make payment to Alpex only with respect to the milestones which were achieved prior to the Termination Date and no further milestone payments relating to the Product shall accrue after the Termination Date.

            8.2. LICENSE FEE. In consideration for the license granted to Valera under Section 2.1 of this Agreement, Valera agrees to pay to Alpex, the following:

                  (A) **** within thirty (30) days of the NDA or ANDA for the Product, as the case may be, being filed with the FDA; and

                  (B) **** within thirty (30) days of the receipt of final approval by the FDA of the NDA or ANDA, as the case may be, relating to the Product.

            8.3.  ROYALTY PAYMENTS.

                  (A) In addition to the foregoing milestone payments, during the Term, Valera will pay to Alpex a royalty equal to the percentage set forth below on all Net Sales of the Product sold by Valera and its Affiliates in the Territory, as follows:

                     NET SALES                  ROYALTY PERCENTAGE
                       ****                      **** of Net Sales
                       ****                      **** of Net Sales
                     **** and above              **** of Net Sales

                  (B) Unless terminated by mutual agreement or pursuant to
Article XIII hereof, Valera's royalty payment obligations for the Product shall expire on the date that is twenty (20) years following Launch of the Product in the Territory, whereupon the license shall become a royalty-free, non-exclusive, perpetual, worldwide license pursuant to the terms of Section 2.2(b).

                  (C) In the event Valera is required to pay patent royalties to a Third Party with respect to the sale of the Product, and the claims of such Third Party patents cover either a process used by Alpex in making the Product or an aspect of the Product other than the active ingredient, then Valera may reduce the amount of royalty paid to Alpex pursuant to this Section by the amount of royalties paid to such Third Party; provided, however, that the amount of such reduction shall in no event exceed fifty percent (50%).

                  (D) If no valid claim of an issued Alpex Patent covers the Product (including the process used by Alpex in manufacturing the Product) in a country of the Territory or all such claims covering the Product expire or are held invalid in a country of the Territory, then the royalties shall be reduced by fifty percent (50%) for Net Sales in such country of the Territory.

                  (E) The Parties acknowledge and agree that other than the royalty payments provided in this Section 8.3, the license payments provided in
Section 8.2 hereof and the milestone payments provided in Section 8.1 hereof, and all other payment, indemnity and reimbursement obligations set forth in this Agreement, Alpex shall not be entitled to any amounts received by Valera or its Affiliates and sublicensees from the use, commercialization, license or sale of its rights under this Agreement, regardless of the form or manner of payment (including milestones, royalties or other amounts).

            8.4.  SUBLICENSE PAYMENTS.

                  (A) In the event Valera elects to sublicense its rights to use or sell the Products, Valera will pay to Alpex **** of all payments received by Valera from such sublicensees. Any sublicense will be on commercially reasonable terms with the intent of creating the greatest overall return to Valera and Alpex. In the event the royalties to be paid by a sublicensee will result in Alpex receiving an amount less than 50% of the royalties it would receive pursuant to Section 8.3 (a), Valera will provide Alpex notice of such sublicense no later than thirty (30) days following its execution. Alpex shall have right, exercisable within thirty
(30) days of its receipt of notice from Valera to reject such sublicense, in which event Valera will terminate the sublicense. By way of example, if Valera sublicenses sales of Products in exchange for a **** royalty, Alpex's **** share of such royalty would be **** or **** of the 8.3(a) royalty for sales up to ****, in which event Alpex would not have the right to reject the sublicense. If Valera sublicenses sales of Products in exchange for a **** royalty, Alpex's **** share of such royalty would be **** or **** of the 8.3(a) royalty for sales up to ****, in which event Alpex would have the right to reject the sublicense. In no event will sublicensees have the right to have Product made for such sublicensees by Third Parties.

            8.5.  PAYMENTS.

                  (A) The license and milestone payments payable under Section
8.1 will be paid within the time period specified for such payment.

                  (B) The Party having primary responsibility for the completion of the applicable milestone shall provide written notice to the other Party not later than fifteen (15) days following the satisfaction of such milestone trigger.

                  (C) Royalties payable under Section 8.3 will be paid not later than forty-five (45) days following the end of each Fiscal Quarter, or not later than forty-five (45) days from the date that is as soon thereafter as may be practicable in order for Valera to determine the royalty payable. All payments shall be accompanied by a report in writing showing for the quarter for which such royalty payment applies: (i) the Net Sales (along with a reasonably detailed description of the calculation thereof); (ii) the royalties payable pursuant to Section 8.3 in United States dollars; and (iii) the withholding taxes, if any, required by law to be deducted with respect to such royalties and the amounts paid to the appropriate governmental authority with respect to such royalties.

            8.6. WITHHOLDING TAXES. Valera shall be entitled to deduct from its payments to Alpex the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts payable by Valera, or any taxes in each case required to be withheld by Valera to the extent Valera pays the appropriate governmental authority on behalf of Alpex such taxes, levies or charges. Valera shall deliver to Alpex, upon reasonable request, proof of payment of all such taxes, levies and other charges and appropriate documentation which is necessary to obtain a tax credit, to the extent such tax credit can be obtained.

            8.7. AUDIT. Valera shall maintain and shall require its Affiliates and sublicensees to maintain, at their respective offices accurate and complete books and records of the Net Sales of the Product, consistent with sound business and accounting practices. Upon the written request Alpex, but not more than once in any calendar year, Valera shall permit an independent certified public accounting firm of nationally recognized standing, selected by Alpex and acceptable to Valera, to have access during normal business hours to such records of Valera as shall be necessary to verify the accuracy of the royalty reports provided hereunder for any year ending not more than thirty-six (36) months prior to the date of such request. The accounting firm shall disclose to Alpex only whether the records are accurate or not and the specific details concerning any discrepancies, and shall provide a copy of its report to Valera. No other information shall be shared. If the audit of royalties shows an underpayment of royalty payments by Valera of more than the greater of (i) $25,000 or (ii) five percent (5%), then the expenses of the audit of royalties shall be borne by Valera; otherwise the expenses of the audit of royalties shall be borne by Alpex. If such accounting firm concludes that additional royalties were owed or that royalties were overpaid during such period, then Valera shall pay the additional royalties or Alpex shall credit or pay Valera such overpayment within thirty (30) days of the date that such accounting firm's written report is delivered to the Parties.

            8.8. CONFIDENTIAL FINANCIAL INFORMATION. Each Party shall treat all financial information of the other Party as Confidential Information of the other Party, and shall retain and shall cause its employees and agents to retain, all such financial information in confidence.

                                   ARTICLE IX
                      CERTAIN PROVISIONS REGARDING PATENTS

            9.1. PATENT FILINGS, PROSECUTION AND MAINTENANCE IN THE TERRITORY

                  (A) Each of Alpex and Valera shall use commercially reasonable efforts in the filing, prosecution and maintenance of any Alpex Patents as provided in this Section 9.1.

                  (B) Alpex shall have the first right, using in-house or outside legal counsel selected at Alpex's sole discretion, to prepare, file, prosecute, maintain and extend patent applications and patents concerning all such Alpex Patents in each country of the Territory, for which Alpex shall bear the costs relating to such activities. Alpex shall solicit Valera's advice and review of the nature and text of any such patent applications in reasonably sufficient time prior to filing thereof, and Alpex shall take into account Valera's reasonable comments related thereto. Alpex and Valera shall treat all information disclosed to it under this Section 9.1 as Confidential Information (as herein defined).

                  (C) If Alpex or a customer of Alpex to whom Alpex has granted the rights described in this Section prior to the date hereof elect not to file, prosecute or maintain any Alpex Patents or any ensuing Patents or claims encompassed by any Alpex Patents in any country of the Territory, Alpex shall give Valera notice thereof within a reasonable period prior to allowing such patent applications or Patents or such claims encompassed by such patent applications or Patents to lapse or become abandoned or unenforceable, and Valera shall thereafter have the right, at its sole expense and in the name of Alpex, to prepare, file, prosecute and maintain patent applications and patents or divisional applications related to such claims encompassed by such patent applications or patents concerning all such inventions and discoveries in countries of its choice throughout the world. In such case, all costs incurred by Valera pursuant to this Section 9.1(c) may be deducted by Valera against milestones and/or royalty payments (but not to exceed 50% of any single milestone or royalty payment) payable to

Alpex under this Agreement, until such time as Alpex has fully reimbursed Valera and its Affiliates, or Valera has fully recovered such amounts from milestone and/or royalty payment deduction.

            9.2.  ENFORCEMENT OF ALPEX PLATFORM PATENTS.

                  (A) In the event that Valera becomes aware of actual or threatened infringement of any of the Alpex Platform Patents, the Valera shall promptly notify Alpex in writing of such infringement or action and supply Alpex with all evidence possessed by Valera pertaining to and establishing said infringement or other action.

                  (B) All monies recovered upon the final judgment or settlement of any action to enforce Alpex Platform Patents shall be the sole property of Alpex.

            9.3. INJUNCTION AND/OR FAILURE TO OBTAIN THIRD PARTY License. Without limiting any other remedy that may be available to Valera under this Agreement, Valera shall have the right to terminate this Agreement in its entirety or only as to the affected country, immediately upon written notice to Alpex if at any time during the Term: (i) a permanent injunction is issued by a court of competent jurisdiction enjoining Valera's sale of the Product in a country of the Territory, or (ii) Valera ceases the sale of the Product in a country of the Territory as a result of a failure of either Party to obtain, upon commercially reasonable terms, a license (or immunity from suit) from a Third Party alleging infringement in such country.

                                    ARTICLE X
                                 CONFIDENTIALITY

             10.1. CONFIDENTIALITY AND NON-USE OBLIGATIONS. (a) During the Term of this Agreement and for five (5) years thereafter without regard to the means of termination, neither Valera nor Alpex shall use, for any purpose other than the purposes of this Agreement, reveal or disclose to any Third Party information and materials disclosed by the other Party (whether prior to or during the Term of this Agreement), and marked as confidential or for which the receiving Party knows or has reason to know are or contain trade secrets or other proprietary information of the other Party (the "Confidential Information") without first obtaining the written consent of the other Party.

                  (B) The Parties shall take all reasonable precautions to prevent the use or disclosure of such Confidential Information without first obtaining the written consent of the other Party, except (i) as may be required for securing Regulatory Approval, including pricing approval in the Territory, or as may otherwise be required to be disclosed to an Agency in the Territory; or (ii) as required in connection with any filings made by the Securities and Exchange Commission or similar non-U.S. regulatory authorities or by the disclosure policies of a major stock exchange. Each Party agrees that prior to the release or dissemination of the other Party's Confidential Information to any Affiliate or sublicensee, such Party shall cause the person to whom such Confidential Information is to be released to be bound by a confidentiality agreement providing for a level of protection of such Confidential Information at least equivalent to the terms of this Article X.

                  (C) These restrictions upon disclosure and use of Confidential Information shall not apply to any specific portion of Confidential Information which:

                        (I) is Confidential Information that can be demonstrated by the written records of the recipient to have already been in the possession of the recipient free of any restrictions as to its use or disclosure at the time of disclosure by the other Party;

                        (II) is or later becomes available to the public, as evidenced by documents which were generally published, other than by fault of the recipient;

                        (III) is received from a Third Party having legitimate possession thereof and the independent legal right to make such disclosure and such Third Party does not place any restriction as to the use or disclosure on the recipient; or

                        (IV)  is information developed by the Party
entirely without reference to or use of Confidential Information, as established by the written records of such Party.

                  (D) Any patent applications and information therein filed or to be filed by either Party shall be deemed (i) to be Confidential Information of that Party subject to the provisions of this Article X and (ii) to have been disclosed in confidence to the other Party.

                  (E) Notwithstanding the foregoing, the recipient may disclose any Confidential Information to the extent required by an order of any court or other governmental authority having competent jurisdiction, but only after the other Party is (i) notified in writing and provided with a copy of such order; and (ii) given an opportunity to prevent such disclosure or obtain reasonable protection for such Confidential Information. In any such event, the recipient shall cooperate fully with other Party in connection with obtaining any protective order or other appropriate remedy to prevent disclosure of Confidential Information.

            10.2. PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. Neither Party to this Agreement shall issue any press release or other publicity materials, or make any public presentation with respect to the terms or conditions of this Agreement without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed). The restrictions provided in this
Section 10.2 shall not apply to disclosures deemed by Valera in its discretion to be required by law or regulation, including as may be required in connection with any filings made with the Securities and Exchange Commission or any similar non-U.S. regulatory authority, or by the disclosure policies of the Nasdaq Stock Market, Inc.

                                   ARTICLE XI
                         REPRESENTATIONS AND WARRANTIES

            11.1. LEGAL AND GOVERNMENTAL COMPLIANCE. Each Party shall comply with all laws, rules and regulations applicable to the activities undertaken by such Party hereunder.

            11.2. ALPEX REPRESENTATIONS AND WARRANTIES. Alpex represents and warrants to Valera that the following are true and correct as of the date hereof:

                  (A) Alpex is a Societe Anonyme duly organized, validly existing, and in good standing under the laws of Switzerland and has full corporate power to own its properties and conduct the business presently being conducted by it, and is duly qualified to do business in, and is in good standing under, the laws of all jurisdictions in which its activities or assets require such status, except in any case where the failure to be so qualified and in good standing would not be material.

                  (B) Alpex has full corporate right, power and authority to perform its obligations pursuant to this Agreement, and this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Alpex. This Agreement has been duly and validly executed by Alpex. Upon execution and delivery of this Agreement, it will be the valid and binding obligation of Alpex, enforceable in accordance with its terms, subject to equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditor's right and remedies generally.

                  (C) The execution, delivery and performance of this Agreement does not, and the consummation of the transactions herein contemplated will not violate any law, rule, regulation, order, judgment or decree binding on Alpex, or result in a breach of any term of the certificate of incorporation or by-laws of Alpex or any contract, agreement or other instrument to which Alpex is a party, except in each case to an extent not material.

                  (D) Alpex is the sole owner of the entire right, title and interest in and to the Alpex Platform Patents and the Alpex Know-how and no other Person (including any government) has any license, claim or other right or interest in or to the Alpex Platform Patents or the Alpex Know-how.

                  (E) To Alpex's knowledge, the use of the Alpex Intellectual Property in the development, manufacture and sale of the Product will not infringe, misappropriate or otherwise conflict with any intellectual property or other rights of any Third Party.

                  (F) Alpex is not aware of any infringement of the Alpex Platform Patents or any misappropriation of the Alpex Know-How by any Third Party.

                  (G) There are no judicial, arbitral, regulatory or administrative proceedings or investigations, claims, actions or suits relating to the Alpex Platform Patents, or the Alpex Know-how pending against or, to Alpex's knowledge, threatened against Alpex or its Affiliates in any court or by or before any governmental body or agency in the Territory.

            11.3. REPRESENTATIONS AND WARRANTIES OF VALERA. Valera represents and warrants to Alpex that the following are true and correct as of the date hereof:

                  (A) Valera is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power to own its properties and conduct the business presently being conducted by it, and is duly qualified to do business in, and is in good standing under, the laws of all states in which its activities or assets require such status, except in any case where the failure to be so qualified and in good standing would not be material.

                  (B) Valera has full corporate right, power and authority to perform its obligations pursuant to this Agreement, and this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Valera. This Agreement has been duly and validly executed by Valera. Upon execution and delivery of this Agreement, it will be the valid and binding obligation of Valera enforceable in accordance with its terms, subject to equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditor's rights and remedies generally.

                  (C) The execution, delivery and performance of this Agreement does not, and the consummation of the transactions therein contemplated will not violate any law, rule, regulation, order, judgment or decree binding on Valera or result in a breach of any term of the certificate of incorporation or by-laws of Valera or any contract, agreement or other instrument to which Valera is a party, except in each case to an extent not material. No authorization is required by Valera for the execution, delivery, or performance of this Agreement by Valera, except in each case to an extent not material.

            11.4. LIMITATION ON WARRANTIES. Except as expressly provided in this Agreement, neither Party makes any representation or warranty to the other, whether express or implied, either in fact or by operation of law, by statute or otherwise, and both Parties specifically disclaim any and all implied or statutory warranties, including, without limitation, any warranty of merchantability or warranty of fitness for a particular purpose. In addition, each Party understands and agrees that neither Party warrants or commits that the Product will be successfully developed, be submitted for applicable Regulatory Approval (except as expressly required under this Agreement), receive applicable Regulatory Approval or be successfully marketed or commercialized. Without limiting the indemnity obligations set forth in Article XII for the items described therein, neither Party shall have liability or responsibility to the other Party for any such failure in the research and development, Agency approval, manufacturing, marketing or sales efforts, except to the extent such failure results from the Party's willful misconduct or gross negligence.

                                   ARTICLE XII
                           INDEMNIFICATION; INSURANCE

            12.1.  INDEMNIFICATION.

                  (A) Valera Indemnification. Valera agrees to indemnify and hold forever harmless Alpex and its Affiliates and each of their agents, directors, officers and employees from and against any loss, damage, action, proceeding, expense, liability, physical or emotional injury or death, or loss of service or consortium, including reasonable attorney's fees ("Loss") arising from or in connection with (i) the offer for sale, sale or importation by Valera or its Affiliates in the Territory of the Product developed under this Agreement, except for any Loss for which Alpex has agreed to indemnify Valera pursuant to Section 12.1(b) below or pursuant to a manufacturing agreement referred to in Section 5.1; (ii) the breach or inaccuracy of any representations, warranties or covenants made by Valera in this Agreement; and (iii) the gross negligence or willful misconduct of Valera or its Affiliates or any of their agents, directors officers or employees.

                  (B) Alpex Indemnification. Alpex agrees to indemnify and hold forever harmless Valera and its Affiliates and each of their agents, directors, officers, and employees from and against any Loss arising from or in connection with: (i) Alpex's or its Affiliates' research and development activities in connection with the Product or the activities of any Alpex personnel in connection with the development, manufacture, use, sale, storage or handling of the Products; , except for any Loss for which Valera has agreed to indemnify Alpex pursuant to Section 12.1(a) above; (ii) the breach or inaccuracy of any representations, warranties or covenants made by Alpex in this Agreement, (iii) any allegation by a Third Party that that use of the Alpex Intellectual Property in the development, manufacture or sale of the Product in the Territory infringes a Third Party's intellectual property (an "Infringement Claim"); (iv) the gross negligence or willful misconduct of Alpex or its Affiliates or any of their agents, directors, officers or employees; and (v) the development, manufacture, use, offer for sale, sale or importation of the Product outside the Territory by Alpex or any of its Affiliates or any of their distributors, sublicensees or agents, or the pharmacological use of the Product outside the Territory, in each case.

            12.2. PROCEDURE. A Party seeking indemnity hereunder (an "Indemnified Party") shall promptly notify the other Party (the "Indemnifying Party") upon being notified or otherwise made aware of a suit, action or claim; provided that failure to provide such notice shall not affect the obligation of the Indemnifying Party to indemnify except to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall defend and control any proceedings, and the Indemnified Party shall be permitted to participate at its own expense, unless there shall be a conflict of interest which would prevent representation by joint counsel, in which event the Indemnifying Party shall pay for the Indemnified Party's separate counsel pursuant to Section 12.1 above. The Indemnifying Party may not settle the suit or otherwise consent to any judgment in such suit without the written consent of the Indemnified Party (such consent not to be unreasonably withheld or delayed). The Parties shall cooperate in the defense of any Third Party claim.

            12.3. LIMITATION OF LIABILITY. In no event shall Alpex be liable to Valera under Section 12.1(b)(iii) for any amount greater than the sum of (a) royalties paid or payable under Section 8.3 above and (b) CHF 350,000. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES OR EXPENSES, INCLUDING DAMAGES FOR LOST PROFITS, LOSS OF OPPORTUNITY OR USE OF ANY KIND, SUFFERED BY THE OTHER PARTY, WHETHER IN CONTRACT, TORT OR OTHERWISE.

            12.4.  INSURANCE.

                  (A) During the Term and for a period of five (5) years after its expiration or earlier termination, each Party shall obtain, at its sole cost and expense, liability insurance applicable to its performance under this Agreement that meets the following requirements:

                        (I)   the insurance shall insure such Party
against all liability related to its activities relating to the development, manufacture, use or sale of Products (whether such Party's liability arises from its own conduct or by virtue of its participation in this Agreement), including liability for bodily injury, property damage, wrongful death, and any contractual indemnity obligations imposed by this Agreement; and

                        (II) the insurance shall be in amounts that are reasonable and customary in the United States in the pharmaceutical industry, but in no event shall liability insurance relating to manufacture, use, sale or distribution of a marketed Product maintained by such Party cover less than five million U.S. dollars (U.S. $5,000,000) per occurrence (or claim) and an annual aggregate of five million U.S. dollars (U.S. $5,000,000). All such policies shall include a contractual endorsement naming the other Party to this Agreement as an additional insured and require the insurance carriers to provide such other Party with no less than thirty (30) days' written notice of any change in the terms or coverage of the policies or their cancellation; provided, however, that Alpex shall not be obligated to obtain insurance with respect to its own manufacture, sale, or distribution of Product outside the Territory unless and until it elects to manufacture and sell Product outside of the Territory.

                                  ARTICLE XIII
                                TERM; TERMINATION

            13.1. TERM. This Agreement shall take effect as of the date hereof and shall continue in effect as to the Product until the expiration of all Alpex Platform Patents covering the Product, unless earlier terminated in accordance with the provisions of this Article XIII (such date being referred to as the "Termination Date").

            13.2.  VALERA PRODUCT SPECIFIC TERMINATION.   Valera may
terminate this Agreement, in whole or on a country-by-country basis upon the occurrence of any of the following:

                  (A) Alpex shall have failed to comply with its research and development obligations for the Product in accordance with the terms of this Agreement and the Research and Development Plan; or

                  (B) The Product fails to meet the Product Success Criteria for the Product following the completion of the pilot bioequivalence studies provided in the Research and Development Plan; or

                  (C) Valera shall have determined to terminate or discontinue the Research and Development Plan for the Product in accordance with Section 4.5 or

                  (D) Valera shall have reasonably determined to terminate or discontinue the development and/or commercialization of the Product as a result of an Infringement Claim having been filed, or threatened, against Valera or Alpex relating to Alpex or Valera's development of the Product, Alpex or Valera's manufacturing of the Product or Valera's marketing and/or sale of the Product in the Territory in accordance with Section 4.5

                  (E) Upon 60 days prior written notice in the event Valera determines that the Product is not commercially viable.

            13.3. NOTIFICATION OF TERMINATION BY VALERA. Valera shall exercise its right of termination by the provision of written notice to Alpex within sixty (60) days of the occurrence of any of the events set forth in Section 13.2, such notice to contain the details supporting such termination. Upon the provision of such notice, the Parties' rights and obligations under this Agreement (exclusive of the confidentiality obligations of Article X and indemnity obligations of Article XII hereof, each of which shall survive the termination) shall terminate as to the countries so terminated and be of no further force or effect as to the countries so terminated and the license grant made by Alpex to Valera pursuant to Section 2.2 of this Agreement shall terminate as to the countries so terminated, subject to the provisions of
Section 4.5.

            13.4. VALERA TERMINATION RIGHT. Valera may terminate this Agreement in accordance with the provisions of Section 9.2 hereof.

            13.5.  TERMINATION OF AGREEMENT BY THE PARTIES.  This
Agreement may be terminated:

                  (A) By mutual written consent of each of Alpex and Valera; or

                  (B) Upon written notice by a Party if (i) the other Party shall have been dissolved, ceased active business operations or liquidated, unless such dissolution, cessation or liquidation results from reorganization, acquisition, merger or similar event, or (ii) bankruptcy or insolvency proceedings, including any proceeding under Title 11 of the U.S. Code, have been brought by or against the other Party and, in the event such a proceeding has been brought against the other Party, remains undismissed for a period of sixty
(60) days, or an assignment has been made for the benefit of such Party's creditors or a receiver of such Party's assets has been appointed (a "Bankruptcy Event"); or

                  (C) By Alpex if Valera fails to pay Alpex amounts due and payable to Alpex hereunder and fails to cure such breach within sixty (60) days after written notice by Alpex of its intention to terminate, unless any such amount is being contested by Valera in good faith; or

                  (D) By either Valera or Alpex, upon sixty (60) days prior written notice, if the other Party is in Default, and fails to cure such breach within sixty (60) days following receipt of written notice from the non-breaching Party specifying the breach to be cured.

            13.6.  CONSEQUENCES OF TERMINATION.

                  (A) At the time of any termination of this Agreement as to the Product in whole or as to a country of the Territory, the provisions of Section
4.5 shall apply to the Product as a Discontinued Product in whole or only as to such country terminated, as the case may be.

                  (B) At the time of any termination of this Agreement under
Section 13.5 other than termination by Alpex under 13.5(c) or (d), if the Product has been launched in the affected country prior to such termination, then Valera shall have the option to maintain in effect the license granted hereunder respecting the Product, subject to Valera's obligation to pay royalties under Section 8.3 above.

                  (C) Except as otherwise provided in Section 4.5 or in this
Section 13.6, upon termination of this Agreement in whole each Party shall return to the other all relevant records and materials in its possession or control containing Confidential Information of the other Party.

            13.7. SURVIVING RIGHTS. Termination of this Agreement for any reason shall be without prejudice to:

                  (A) The rights and obligations of the Parties provided in Sections 8.7 and Articles X and XII hereof, all of which shall survive such termination;

                  (B) Any other rights, obligations or liabilities which shall have accrued to the benefit of either Party prior to such termination (including without limitation Valera's rights under Sections 4.5 and 13.6 and Valera's obligation to pay all milestone and royalty payments which shall have accrued hereunder up to and including the effective date of such termination), all of which shall survive such termination; and

                  (C) Any other rights of remedies provided at law or in equity which either party may otherwise have against the other.


                                   ARTICLE XIV
                                  MISCELLANEOUS

            14.1. FORCE MAJEURE. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or loss on account of failure of performance by the defaulting Party if the failure is occasioned by government action, war, fire, explosion, flood, strike, lockout, embargo, act of God, or any other similar cause beyond the reasonable control of the defaulting Party, provided that the Party claiming force majeure has exerted all reasonable efforts to avoid or remedy such force majeure and given prompt notice to the other Party.

            14.2. NOTICES. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered by hand, sent via overnight courier, sent by facsimile, or mailed by first class certified or registered mail, return receipt requested, postage prepaid:

      Notices for Alpex shall be sent to:

            Alpex Pharma S.A.
            Via Cantonale
            CH-6805
            Mezzovico-Vira, Switzerland
            Attn:  Managing Director
            Telephone:  ++ 41 91 935 51 11
            Telecopier: ++ 41 91 935 51 20

      Notices for Valera shall be sent to:

            Valera Pharmaceuticals, Inc.
            8 Clarke Drive
            Cranbury, New Jersey 08512
            Attn:  President
            Telephone: (609) 409-9010
            Telecopier: (609) 409-1650

or to such other person or entity or at such other address as any party shall designate by notice to the other in accordance herewith.

      Notices provided in accordance with this Section 14.2 shall be deemed delivered (i) upon personal delivery with signature required, (ii) one Business Day after they have been sent to the recipient by reputable overnight courier service (charges prepaid and signature required) (iii) upon confirmation, answer back received, of successful transmission of a facsimile message containing such notice if sent between 9 a.m. and 5 p.m., local time of the recipient, on any Business Day, and as of 9 a.m. local time of the recipient on the next Business Day if sent at any other time, or (iv) three Business Days after deposit in the mail.

            14.3.  GOVERNING LAW; DISPUTE RESOLUTION

                  (A) This Agreement shall be governed by the laws of the State of New York, as such laws are applied to contracts entered into and to be performed within such state, as though made and to be fully performed therein without regard to conflicts of law principles thereof. The United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement. The Parties agree to submit to the personal jurisdiction in any Federal or State court of competent jurisdiction seated in the State of New York, and waive any objection as to venue or inconvenience of forum.

                  (B) The Parties shall initially attempt in good faith to resolve any significant controversy, claim, allegation of a Default or dispute arising out of or relating to this Agreement (hereinafter collectively referred to as a "Dispute") through negotiations between senior executives of Valera and Alpex. If the Dispute is not resolved within thirty (30) days (or such other period of time mutually agreed upon by the Parties) of notice of the Dispute, then the

Parties agree to submit the Dispute to non-binding mediation on terms and procedures to be mutually agreed to for a period of sixty (60) days. Any mediation proceedings shall be treated as settlement discussions and therefore shall be confidential, and no mediator may testify for either Party in any later proceeding relating to the dispute. No recording or transcript shall be made of the mediation proceedings. Each Party shall bear its own costs and expenses of mediation, and the Parties shall share equally the fees and expenses of the mediator.

                  (C) If the Dispute is not resolved through negotiations or mediation as set forth above, then either Party may commence litigation; provided, that this Section 14.3 shall not be construed to prevent a Party from seeking injunctive relief without observing the requirements of Section 14.3(b).

            14.4. NON-WAIVER OF RIGHTS. Except as specifically provided for herein, the waiver from time to time by any of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party's rights or remedies provided in this Agreement.

            14.5. NO AGENCY. Neither Party shall by virtue of this Agreement have any power to bind the other to any obligation nor shall this Agreement create any relationship of agency, partnership or joint venture.

            14.6. SEVERABILITY. If any term, covenant, or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable, then (i) subject to clause (ii) of this Section 14.6 the remainder of this Agreement, or the application of such term, covenant or condition other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant, or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law and (ii) the Parties hereto covenant and agree to renegotiate any such term, covenant, or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant, or condition of this Agreement or the application thereof that is invalid or unenforceable.

            14.7. ENTIRE AGREEMENT. This Agreement, including the exhibits and schedules hereto as in effect from time to time pursuant to the terms hereof, sets forth all the covenants, promises, agreements, warranties, representations, conditions, and understandings between the Parties hereto in the scope of the collaboration, and supersedes and terminates all prior agreements and understanding between the Parties under this Agreement. No subsequent alteration, amendment, change, or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

            14.8. ASSIGNMENT. No Party shall, without the prior written consent (not to be unreasonably withheld or delayed) of the other Party having been obtained, assign or transfer this Agreement to any Third Party, provided, however, that any Party may assign or transfer this Agreement to any Affiliate, provided that the assigning Party shall guarantee the performance of that Affiliate, or to any successor by merger of such Party of its pharmaceutical business, or to the Purchaser of all or substantially all of such assets of its pharmaceutical business, without the prior written consent of the other Party hereto. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns.

            14.9. FACSIMILE EXECUTION. This Agreement may be executed in facsimile counterparts each of which is hereby agreed to have the legal binding effect of an original signature. The Parties hereto agree to forward the original signatures by overnight mail to the other Party upon execution.

            14.10. LICENSE SURVIVAL DURING BANKRUPTCY. All rights and licenses granted under or pursuant to this Agreement to the Alpex Intellectual Property are, and shall otherwise be deemed to be, for purposes of Paragraph 365(n) of the U.S. Bankruptcy Code, licenses of rights to "Intellectual Property" as defined under Paragraph 101(35A) of the U.S. Bankruptcy Code. The Parties agree that Valera, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, subject to performance by Valera of its obligations under this Agreement. The Parties further agree that, in the event Alpex elects to terminate this Agreement because of a Bankruptcy Event and Valera elects to continue the licenses under this Agreement as contemplated by the preceding sentence, then Valera shall be entitled, upon reasonable request, to have access, in confidence, to such of Alpex Intellectual Property not already in Valera's possession, as shall be reasonably necessary to make use of the license rights under this Agreement without participation by Alpex.

            IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first indicated above.


                                    VALERA PHARMACEUTICALS, INC.


                                    By:/s/ DAVID S. TIERNEY
                                       ---------------------------------
                                          Name : David S. Tierney
                                          Title: President and CEO


                                    ALPEX PHARMA S.A.


                                    By:/s/ SHAHBAZ ARDALAN
                                       ---------------------------------
                                          Name:  Shahbaz Ardalan
                                          Title: Managing Director


                                    ALPEX PHARMA S.A.


                                    By:/s/ FEDERICO STRUPPOLO
                                       ---------------------------------
                                          Name:  Federico Struppolo
                                          Title: Technical  Director

                                    EXHIBIT A

             PRODUCT SUCCESS CRITERIA/RESEARCH AND DEVELOPMENT PLAN

                          PROTOTYPE DEVELOPMENT PROGRAM
                                ALPEX FMT PROJECT

            Each of the Parties recognize the need to be flexible in the development schedule for the Product, and agrees to cooperate in good faith as to any extensions as may reasonably be required in the development timelines set forth above.

            The Parties shall pursue completion of the milestones set forth in
Section 8.1 of the Agreement by following the plan set forth below with respect to the Product, with the cost not to exceed the amounts set forth in said
Section 8.1.



    PHASE                              TASKS                                          DURATION         RESPONSIBILITY
---------------------------------------------------------------------------------------------------------------------
               Preliminary prototype development

               Preliminary prototype evaluation.

               Sample preparation.

                    -    Physical characterization of the sample
                         including drug loading, tablet hardness,
     IA                  friability and disintegration time, in
                         vitro and in vivo.

                    -    Report on results.                                           4 weeks

                    -    Samples will be provided to Client for
                         preliminary evaluation (20-30 tablets).

---------------------------------------------------------------------------------------------------------------------
               Compatibility studies

                    -    Development of an analytical method
                         suitable for compatibility studies
                         API/Excipient (linearity, accuracy,
                         recovery, specificity, system suitability, sensitivity) for API and related substances.

     IB             -    Accelerated stability test in stressed                       6 weeks
                         condition of API/most important excipients
                         (i.e.  poly-alcohols, citric acid, PEB,
                         -binary combination and in presence and in
                         absence of water-tertiary combination -up
                         to 50(degree) or 60(degree)C degrees) will be
                         conducted
                         up to 30 days.
---------------------------------------------------------------------------------------------------------------------

    PHASE                              TASKS                                          DURATION         RESPONSIBILITY
---------------------------------------------------------------------------------------------------------------------
               Prototype development

               The study will be carry out on 1 prototype which will meet the following specifications:

                    -    Dosage form      FMT tablet

                    -    Active ingredientto be defined

                    -    Strengthto be defined

                    -    Aspect/shape     round tablet, with

                         toroidal shape

                    -    Diameterto be defined

                    -    Hardnessto be defined

                    -    Weight  to be defined

                    -    Disintegration time in vitro      to be
                         defined

                    -    Disintegration time in vivo       to be
     IC                  defined                                                      2 weeks

                    - Flavor to be defined (grapefruit, orange, cherry, etc.)

               Taste Evaluation

               3 (or more) different FMT prototype formulations will be evaluated, on a laboratory scale, and, based on results obtained with an internal panel test, will present the best 2 prototypes to Client

                    -   In vitro characterization

               The characteristics of the finished product including drug loading, tablet hardness, friability, disintegration time and dissolution will be evaluated.

---------------------------------------------------------------------------------------------------------------------
               Analytical Method development

               -    Developed of an analytical method stability
               indicating for the FMT formulation (linearity, accuracy,
               recovery, specificity, system suitability, sensitivity) for API
     Id        and related substances.

               -    Development of the dissolution method (if                         5 weeks
               required)

---------------------------------------------------------------------------------------------------------------------
               Cleaning Analytical Method development

               -    Developed of an analytical method cleaning
     Ie        (recovery, specificity, system suitability,                            2 weeks
               stability of the swabbed solution and limit of
               detection) for API.

    PHASE                              TASKS                                          DURATION         RESPONSIBILITY
---------------------------------------------------------------------------------------------------------------------
               Preliminary stability studies in accelerated ICH
               conditions

               - Preliminary Stability studies will be conducted on 1 batch of the selected formula at ICH conditions for 6 months at the following conditions.

     If                  40(degree)C / 75% RH    1,2,3,6 Months                      24 weeks
                        (30(degree)C / 65% RH   1,2,3,6 Months as
                        back-up in case of failure on the stability
                        at 40(degree)C / 75%RH)
                        25(degree)C / 60% RH     3,6 Months
---------------------------------------------------------------------------------------------------------------------
               Reporting

               - All the activities described in the document will be described into a protocol subject to preliminary approval by the Client.

     Ig        -    All the activities performed will be summarized                     N/A
               into a report that will be approved by the Client.

               - All protocols and reports will be in English, when internal documentation is in Italian.

---------------------------------------------------------------------------------------------------------------------
               GMP batches

               Technical activities

               - Preparation of the protocol for regulatory batches.

               -    Preparation of the master batch record.

               -    Manufacturing of regulatory batches

               -    Packaging of the finished product.

               -    Reporting on performed activities.

               - Release of the clinical supply and stability purposes

     II        Analytical activities                                                 12 weeks

               - Development and validation of the analytical method, including content uniformity of API, dissolution, etc.

               -    Tentative specifications sheet.

               -    ICH pivotal stability study on pilot  batches
               (36 months regulatory submission)

    PHASE                              TASKS                                          DURATION         RESPONSIBILITY
---------------------------------------------------------------------------------------------------------------------
               -    Preparation of the protocol analytical and
               cleaning validation.

               -    Cleaning method validation.

               -    Reporting on performed activities

---------------------------------------------------------------------------------------------------------------------
               Validation of manufacturing activities

               Technical activities

               - Preparation of the validation manufacturing protocol for one commercial batch.

               -    Preparation of the master batch record.

               - Manufacturing of commercial batch (one batch at full production scale - about 700 Kg).

               -    Packaging of the finished product.

     III       -    Reporting on performed activities.                                4 weeks

               Analytical activities

               -    Specifications sheet for the finished product.

               -    Internal release of the clinical supply.

               - ICH pivotal stability studies on commercial batches (36 months regulatory submission).

               -    Reporting on performed activities.

---------------------------------------------------------------------------------------------------------------------
     IV        Regulation activity support                                      4 weeks (technical

               -    Collection of documentation                                   documentation)

---------------------------------------------------------------------------------------------------------------------
               Validation of commercial batches

               Technical activities

               - Preparation of the validation manufacturing protocol for two commercial batches

               -    Manufacturing of additional commercial batches
               (two batches at full production scale -- about 700
               Kg).

      V        -    Packaging of the finished product.                                4 weeks

               -    Reporting on performed activities.

               Analytical activities

    PHASE                              TASKS                                          DURATION         RESPONSIBILITY
---------------------------------------------------------------------------------------------------------------------
               -    Internal release

               - ICH pivotal stability studies on commercial batches (36 months regulatory submission).

               -    Reporting on performed activities.

---------------------------------------------------------------------------------------------------------------------
     VI        Regulation activity support                                      2 weeks (technical

               -    Collection of documentation                                   documentation)


PRODUCT SUCCESS CRITERIA


ITEM #  PARAMETER           DESCRIPTION
1       Taste               Taste should be evaluated and agreed mutually by
                            Valera and Alpex

2       Diameter of         Maximum 16mm in diameter
        tablets

3       Weight of tablets   Maximum 1,6 g per tablet

4       Disintegration of   Less than 1 minute in-vivo
        tablets

5       Stability           Desmopressine  in the FMT should be stable at least
                            2 years at RT, in the market packaging stored in
                            correct conditions.

6       Bioavailability     Desmopressine FMT should be bioequivalent to
                            regular tablets at the same strength

                                    EXHIBIT B

                PRINCIPLES OF MANUFACTURING AND SUPPLY AGREEMENT

      1. Product will be supplied by Alpex in bulk tablets or packed in finished form to be mutually agreed during the Development Program.

      2. Valera will be responsible for marketing and the sale of the Product in the Territory.

      3. The transfer price will be no less than 140% of Alpex's direct cost of manufacturing the Product (as more specifically defined in Annex B-1), but specifically excluding Indirect Costs, all calculated in accordance with the Swiss generally accepted accounting principles and consistent with Alpex's accounting practices for other products manufactured by Alpex.

      4. Indirect Costs means those costs described in Annex B-1, provided that such Indirect Costs shall only include such costs which are directly attributable or allocable to the manufacture or production of the Product, based solely on the ratio that the number of units of the Product produced during a given period of time bears to (i.e., as divided by) the aggregate unit production of the Facility for such period of, all calculated in accordance with the Swiss generally accepted accounting principles and consistent with Alpex's accounting practices for other products manufactured by Alpex.

      5. Valera shall provide to Alpex a rolling forecast consisting of (i) a good faith estimate of the quantity of the Product to be purchased by Valera during the upcoming twelve (12) months, and (ii) a binding purchase order for Valera's requirements of the Product over the upcoming three (3) months.

      6. Alpex shall maintain an adequate supply of the Product based upon Valera's rolling forecast of its anticipated purchase requirements with respect to the Product.

      7. Alpex may engage any Third Party to satisfy its manufacture, packaging, and supply obligations hereunder as and to the extent provided in the License Agreement; provided that subcontracting shall not relieve Alpex of its obligations under the Manufacturing Agreement.

                                    ANNEX B-1


                               MANUFACTURING COSTS

  The following expenses are included in Direct Costs:

      1. Direct Materials . Materials used in the manufacturing process that are used directly in the production of the Product and include:

-  Inert raw materials or excipients

-   Active substances/ingredients

- Packaging components such as bottles, caps, labels, master shippers, cotton, preservatives, outserts, inserts, etc. - Yield loss

      8. Direct Labor . The cost of employees engaged in production activities, which are directly identifiable with the Product. Direct Labor costs include:

- Base pay, overtime, vacation and holidays, illness, personal leave with pay and shift differential. - Cost of employee fringe benefits such as health and life insurance, payroll taxes, welfare, pension and profit sharing.

- Cost of direct labor employees not utilized for the manufacturing of a Product such as training, downtime and general duties.

      9. Third Party Testing Costs. Costs associated with Third Party testing (such as microbial, etc) and the preparation and filing of an annual report for the FDA (including stability testing, sample retentions, etc) in connection with, or relating to, a Product.

      10. Miscellaneous Costs, including all other costs and expenses incurred by Valera in direct satisfaction of its obligations hereunder (e.g., all freight, insurance charges, taxes, import and export duties, inspection fees and other charges applicable to the manufacture, storage, sale and transport of the Product purchased by Alpex).

      The following expenses are included in Indirect Costs (provided that only the allocable portion of Indirect Costs which is directly related or attributable to the manufacture or production of the Covered Products, based solely on the actual utilization and time of utilization of the Facility, shall be included in Indirect Costs):

      1. Indirect Manufacturing Costs

      Costs which are ultimately allocated to a Product based on standard direct labor hours of the manufacturing teams and/or operating departments. These costs include:

- Indirect Production Labor - salaries of employees engaged in production activities who are not classified as direct labor including supervision, clerical, etc.

- Indirect Materials - supplies and chemicals which are used in the manufacturing process and are not assigned to specific products but are included in manufacturing overhead costs. Includes supplies which are either common to several products or for which direct assignment to products is not practical.

- Rent expense -- allocated based on the square footage of area used for manufacturing and packaging operations as well as support serviced.

- Utilities -- expenses incurred for fuel, electricity and water in providing power for production and other plant equipment including IT expenses, telephone and communications expenses.

- Maintenance and repairs -- amount of expense incurred in-house or purchased to provide services for plant maintenance and repairs of facilities and equipment including machine and other parts, waste disposal and pest control.

- Other Services -- purchased outside services, rentals and leases, such as the cost of security, ground maintenance, uniforms, equipment, etc. - Depreciation of plant and equipment utilizing the straight-line method of calculation.

- Insurance - cost of comprehensive and other insurance necessary for the safeguard of manufacturing plant and equipment.

- Taxes -- expenses incurred for taxes on real and personal property (manufacturing site, buildings and the fixed assets of equipment, furniture and fixtures, etc.). If manufacturing site includes other operations (marketing, research, etc.), taxes shall be allocated on the basis of total real and personal property.

- Other expenses relating to production, including licenses and permits, professional fees, dues and subscriptions

- Cost of manufacturing service departments, such as:

         -  Packaging Engineering

         -  Manufacturing Maintenance and Supplies

         -  Industrial Engineering

         -  Receiving and Warehousing

         -  Purchasing and Accounting

         -  Production Scheduling

         -  Inventory Management

         -  Plant Materials Management

         -  Central Weigh

         -  Manufacturing Administration

- Allocated costs of services provided to manufacturing, including:

         -  Cafeteria

         -  Personnel Operations

         -  Health and Safety Services

         -  Division Engineering and Operations Services

         -  Plant Services (housekeeping)

         -  Manufacturing Information Systems

         -  Plant Power

         -  Office of V.P.  Manufacturing

            Depending on the facts and circumstances, various bases may be used for allocating these costs to manufacturing operating departments including headcount, square feet, metered utilities use, estimated services rendered, EDP computer hours, etc. The method or methods of allocation shall be commercially reasonable in view of the nature and amount of allocated costs and the total manufacturing operations conducted by Valera.

      11. Quality Assurance/Quality Control Costs, means direct labor and indirect costs for Quality Assurance and Quality Control departments' testing and approving materials used in manufacturing and completed manufacturing Covered Products (including in-coming, in-processing and finished product testing and release). Includes QA samples, outside assay costs, supplies, service contracts, artwork and label design and other related costs.

                                     ANNEX C

                                  ALPEX PATENTS



     US Patent No.     Process for the preparation of a granulate suitable to
     6,149,338         the preparation of rapidly disintegrable mouth soluble
                       tablets and compositions obtained thereby.

     PCT WO 03/053410  Particulate compositions

     PCT/GB 01/05212   Oral Pharmaceutical compositions containing
                       Cyclodextrins as taste masking agent

     PCT WO            Improved blister packaging
     2004/031050

     PCT WO 03/053415  Pharmaceutical composition comprising skim milk powder